Exhibit 99.1
KINDER MORGAN, INC. INCREASES QUARTERLY DIVIDEND
TO $0.36 PER SHARE

Dividend 20% Higher Than Third Quarter 2011

HOUSTON, Oct. 17, 2012 - Kinder Morgan, Inc. (NYSE: KMI) today reported third quarter cash available to pay dividends of $362 million, up 93 percent from $188 million for the comparable 2011 period. Through the first nine months, KMI reported cash available to pay dividends of $972 million compared to $623 million for the same period in 2011. The company now expects to generate cash available to pay dividends of more than $1.325 billion for the year, significantly ahead of its published annual budget. The increase is attributable to the El Paso Corporation acquisition which closed in late May.
The board of directors increased the quarterly cash dividend to $0.36 per share ($1.44 annualized), which is payable on Nov. 15, 2012, to shareholders of record as of Oct. 31, 2012. This represents a 20 percent increase over the third quarter 2011 cash distribution per unit of $0.30 ($1.20 annualized) and is up from the second quarter 2012 dividend of $0.35 ($1.40 annualized) per share.
Chairman and CEO Richard D. Kinder said, “KMI had an outstanding quarter and our cash available to pay dividends nearly doubled compared to the third quarter of 2011. Growth was attributable to the strong performance of Kinder Morgan Energy Partners, and a full quarter of contributions from El Paso Pipeline Partners and the natural gas assets that we acquired in the El Paso Corporation transaction. We continue to be very pleased with the El Paso assets that we purchased and the people we have added to the Kinder Morgan team, and we are making significant progress in fully integrating the two companies. We are well on our way to achieving anticipated annual cost savings of more than $400 million, which is higher than our original estimate of $350 million. As the largest natural gas transporter and storage operator in North America, the Kinder Morgan companies are well positioned to play a leading and integral role as demand for natural gas continues to increase.”
(more)

KMI – 3Q Earnings	Page 2
Outlook
As previously announced, KMI expects to declare dividends of at least $1.40 per share for 2012, well above its 2012 budget of $1.35 per share, and an increase of approximately 17 percent over its 2011 declared dividend of $1.20 per share. The 2011 per share amounts are presented as if KMI were publicly traded for all of 2011.
As a result of the acquisition of El Paso and KMI's normal expected annual growth, KMI continues to expect its dividend per share to grow at an average annual rate of around 12.5 percent through 2015 from its budgeted 2011 dividend of $1.16 per share.
KMI's future results will be driven primarily by its ownership of the general partner of both Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB). KMP and EPB reported 9 percent and 18 percent increases, respectively, in declared cash distributions per unit for the third quarter compared to the same period in 2011, and both consist of strategic and diversified assets which generate stable and growing cash flows. Former El Paso assets currently at KMI include interests in El Paso Natural Gas pipeline, Mojave Pipeline, Florida Gas Transmission, Ruby Pipeline, midstream assets and Gulf LNG. Over time it is anticipated that these assets will be offered to KMP and EPB in future dropdown transactions.
Other News

•
In August, KMI completed the sale (drop down) of its 100 percent interest in Tennessee Gas Pipeline (TGP) and 50 percent interest in El Paso Natural Gas (EPNG) pipeline to Kinder Morgan Energy Partners for approximately $6.22 billion, including about $1.8 billion in assumed debt at TGP and approximately $560 million of proportional debt at EPNG.

•
As previously announced, KMI reached agreement with the Federal Trade Commission staff to divest certain KMP assets in order to receive regulatory approval to complete the El Paso Corporation acquisition. In August, KMP entered into an agreement with Tallgrass Energy Partners to sell Kinder Morgan Interstate Gas Transmission, Trailblazer Pipeline Company, its Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming, and the company's 50 percent interest in the Rockies Express Pipeline. Subject to FTC approval, this transaction is expected to close in November 2012.

•
On Oct. 11, stockholders Goldman, Sachs & Co., The Carlyle Group and Riverstone Holdings LLC sold the remaining portion of their KMI common stock. Neither KMI nor KMI's management sold any shares of common stock in the offering. KMI will not receive

(more)

KMI – 3Q Earnings	Page 3

any of the proceeds from the offering. As previously announced, Goldman, Sachs & Co., The Carlyle Group and Riverstone Holdings LLC no longer have representatives on KMI's board of directors.
Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Oct. 17 at www.kindermorgan.com for a LIVE webcast conference call on the company's third quarter earnings.
CONTACTS
Emily Mir                    Mindy Mills Thornock
Media Relations                Investor Relations
(713) 369-8060                (713) 369-9490
emily_mir@kindermorgan.com        mindy_thornock@kindermorgan.com
www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measure of cash available to pay dividends is presented in this news release. This non-GAAP financial measure should not be considered as an alternative to a GAAP measure such as net income or any other GAAP measure of liquidity or financial performance. Cash available to pay dividends is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Cash available to pay dividends is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI
(more)

KMI – 3Q Earnings	Page 4

that pays out all or a substantial proportion of its cash flow, is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders). The economic substance behind our use of cash available to pay dividends is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. A reconciliation of cash available to pay dividends to income from continuing operations is provided in this release. Our non-GAAP measure described above should not be considered as an alternative to GAAP net income and has important limitations as an analytical tool. Our computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of our results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.
# # #

Kinder Morgan, Inc. and Subsidiaries
Preliminary Cash Available to Pay Dividends
(Non-GAAP, Unaudited)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
KMP distributions to us
From ownership of general partner interest (1)	$378	$310	$1,057	$904
On KMP units owned by us (2)	33	25	86	74
On KMR shares owned by us (3)	18	16	53	47
Total KMP distributions to us (4)	429	351	1,196	1,025
EPB distributions to us
From ownership of general partner interest (5)	40	—	72	—
On EPB units owned by us (6)	52	—	102	—
Total EPB distributions to us	92	—	174	—
NGPL’s cash available for distribution to us (4)	—	3	7	23

Total cash generated	521	354	1,377	1,048
General and administrative expenses and sustaining capital expenditures	(8)	(2)	(14)	(7)
Interest expense	(82)	(80)	(167)	(161)

Cash available to pay dividends before cash taxes	431	272	1,196	880
Cash taxes	(117)	(84)	(310)	(257)

Subtotal – Cash available to pay dividends (4)	314	188	886	623

El Paso Corporation’s cash available for distribution
EP operations - EBITDA (7)	236	—	378	—
Interest expense (8)	(139)	—	(219)	—
EP general and administrative expenses	(27)	—	(35)	—
Sustaining capital expenditures (9)	(22)	—	(38)	—
EP's net cash available (10)	48	—	86	—

Total – Consolidated cash available to pay dividends (11)	$362	$188	$972	$623
Average Shares Outstanding	1,039	708	864	707

Cash Available Per Share Outstanding	$0.35	$0.27	$1.13	$0.88
Declared Dividend	$0.36	$0.30	$1.03	$0.74

Notes:

(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.26 and $3.69 per common unit declared for the three and nine months ended September 30, 2012, respectively, and $1.16 and $3.45 per common unit declared for the three and nine months ended September 30, 2011, respectively, (ii) 340 million and 319 million aggregate common units, Class B units and i-units (collectively, KMP units) outstanding as of April 30, 2012 and April 29, 2011, respectively, (iii) 347 million and 330 million aggregate KMP units outstanding as of July 31, 2012 and July 29, 2011, respectively, (iv) 365 million aggregate KMP units estimated to be outstanding as of October 31, 2012 and 333 million aggregate KMP outstanding as of October 31, 2011 and (iv) waived incentive distributions of $6 million and $19 million for the three and nine months ended September 30, 2012, respectively, and $7 million and $21 million for the three and nine months ended September 30, 2011, respectively. In conjunction with KMP’s acquisition of its initial 50% interest in May 2010, and subsequently, the remaining 50% interest in May 2011 of KinderHawk, we as general partner of KMP have agreed to waive receipt of a portion of our incentive distributions related to this investment from the first quarter of 2010 through the first quarter of 2013.

(2)
Based on 26 million KMP units ownd by us for the three months ended September 30, 2012, and 22 million KMP units owned by us in the prior periods, multiplied by the KMP per unit distribution declared, as outlined in footnote (1) above.

(3)
Assumes that we sold the Kinder Morgan Management, LLC (KMR) shares that we estimate to be received as distributions for the three and nine months ended September 30, 2012 and received as distributions for the three and nine months ended September 30, 2011, respectively. We did not sell any KMR shares in the first nine months of 2012 or 2011. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)	2011 KMP distributions to us have been presented on a declared basis and NGPL amounts have been presented on a cash available basis to be consistent with the current year presentation.

(5)
Based on (i) El Paso Pipelines Partners, L.P. (EPB) distributions of $0.58 and $1.13 per common unit declared for the three months and six months ended September 30, 2012, respectively, and (ii) 208 million common units outstanding as of July 31, 2012 and 216 million common units estimated to be outstanding as of October 31, 2012.

(6)	Based on 90 million EPB units owned by us multiplied by the EPB per unit distribution declared, as outlined in footnote (5) above.

(7)	Includes our share of depreciation expense incurred by our equity investees.

(8)
2012 amounts include interest associated with Kinder Morgan, Inc.'s (KMI) incremental debt issued to finance the cash portion of the El Paso Corporation (EP) acquisition purchase price as well as EP consolidated interest expense, excluding EPB. EP interest expense is shown on an accrual basis (rather than a cash basis, as KMI is shown). Due to the timing of the EP cash interest payments, more than 7/12 of the payments occur after May 24.

(9)	Includes our share of sustaining capital expenditures incurred by our equity investees.

(10)	Represents cash available from El Paso Corporation (EP), exclusive of EPB operations, for the period after May 24, 2012.

(11)
Excludes $37 million and $322 million in after-tax expenses associated with the EP acquisition and El Paso Energy (EPE) sale for the three and nine months ended September 30, 2012, respectively. The three months ended September 30, 2012 include (i) $60 million of expense for capitalized financing fees that were written-off in the third quarter upon the $360 million payoff and termination of the Bridge loan and a $2.3 billion paydown on the Term loan and (ii) $23 million benefit associated with pension income and tax benefits on deferred compensation. The nine months ended September 30, 2012 include (i) $99 million in employee severance, retention and bonus costs, (ii) $55 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules, (iii) $37 million in advisory fees, (iv) $60 million write-off of capitalized financing fees described above, and (v) $69 million for legal fees and reserves.

Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statement of Income (1)
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$2,870	$2,122	$6,894	$6,006

Costs, expenses and other
Operating expenses	1,272	1,313	3,182	3,714
Depreciation, depletion and amortization	403	281	1,010	789
General and administrative	259	109	889	399
Taxes, other than income taxes	88	37	207	134
Other expense (income)	(4)	1	(22)	(12)
	2,018	1,741	5,266	5,024

Operating income	852	381	1,628	982

Other income (expense)
Earnings from equity investments	101	50	238	156
Amortization of excess cost of equity investments	(5)	(2)	(9)	(5)
Interest, net	(523)	(170)	(993)	(507)
Other, net	21	(164)	29	(156)

Income before income taxes	446	95	893	470

Income tax expense	(60)	(66)	(165)	(249)

Income from continuing operations	386	29	728	221

Income from discontinued operations	47	55	145	146
Loss on remeasurement to fair value of discontinued operations	(178)	—	(934)	—
(Loss) income from discontinued operations	(131)	55	(789)	146

Net income (loss)	255	84	(61)	367

Net (income) loss attributable to noncontrolling interests	(55)	68	156	72

Net income attributable to KMI	$200	$152	$95	$439

Class P Shares
Basic Earnings Per Common Share From Continuing Operations (2) (3)	$0.21	$0.20	$0.33	$0.50
Basic (Loss) Earnings Per Common Share From Discontinued Operations (1)	(0.02)	0.01	(0.22)	0.02
Total Basic Earnings Per Common Share	$0.19	$0.21	$0.11	$0.52

Class A Shares
Basic Earnings Per Common Share From Continuing Operations (2) (3)	$0.19	$0.18	$0.26	$0.46
Basic (Loss) Earnings Per Common Share From Discontinued Operations (1)	(0.02)	0.01	(0.22)	0.02
Total Basic Earnings Per Common Share	$0.17	$0.19	$0.04	$0.48

Basic Weighted Average Number of Shares Outstanding
Class P Shares	605	111	366	111
Class A Shares	432	596	496	596

Class P Shares
Diluted Earnings Per Common Share From Continuing Operations (2) (3)	$0.21	$0.20	$0.33	$0.50
Diluted (Loss) Earnings Per Common Share From Discontinued Operations (1)	(0.02)	0.01	(0.22)	0.02
Total Diluted Earnings per Common Share	$0.19	$0.21	$0.11	$0.52

Class A Shares
Diluted (Loss) Earnings Per Common Share From Continuing Operations (2) (3)	$0.19	$0.18	$0.26	$0.46
Diluted (Loss) Earnings Per Common Share From Discontinued Operations (1)	(0.02)	0.01	(0.21)	0.02
Total Diluted Earnings per Common Share	$0.17	$0.19	$0.04	$0.48

Diluted Weighted Average Number of Shares Outstanding (4)
Class P Shares	1,039	708	864	707
Class A Shares	432	596	496	596

Declared dividend per share (5)	$0.36	$0.30	$1.03	$0.74

Notes:

(1)
Includes the operations of EP and its consolidated subsidiaries for the periods after May 25, 2012 and earnings per share reflect the issuance of 330 million shares that were used to provide for the equity portion of the EP acquisition purchase price.

(2)
Nine months ended September 30, 2011 earnings exclude $71 million of Members’ interest in net income prior to our Initial Public Offering, $67 million of which has been allocated to continuing operations and $4 million of which has been allocated to discontinued operations.

(3)
The Class A shares earnings per share as compared to the Class P shares earnings per share has been primarily reduced by the dividends paid to the Class B shares on February 15, May 15, and August 15, 2012.

(4)	Outstanding KMI warrants and convertible preferred securities (assumed from the May 25, 2012 EP acquisition) were anti-dilutive during the three and nine months ended September 30, 2012.

(5)
Nine months 2011 dividend per share has been prorated for the portion of the first quarter we were a public company ($0.14 per share). If KMI had been a public company for the entire nine months, the year to date declared dividend would have been $0.89 per share ($0.29, $0.30 and $0.30 per share for the first, second and third quarter of 2011, respectively).

Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Cash Available to Pay Dividends from Continuing Operations
(Unaudited)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Income from continuing operations (1)	$386	$29	$728	$221
Income from discontinued operations (1)	48	55	145	146
Income attributable to EPB (2)	—	—	(37)	—
Distributions declared by EPB (2)	—	—	82	—
Depreciation, depletion and amortization (3)	403	288	1,017	808
Amortization of excess cost of investments (1)	5	2	9	5
Earnings from equity investments (4)	(123)	(71)	(302)	(215)
Distributions from equity investments	115	65	283	201
Distributions from equity investments in excess of cumulative earnings	46	54	159	185
KMP certain items (5)	48	232	33	480
EP acquisition related costs (6)	70	—	464	—
EP certain items (7)	11	—	16	—
KMI deferred tax adjustment (8)	(3)	—	35	—
Difference between cash and book taxes	(65)	(21)	(212)	(29)
Difference between cash and book interest expense for KMI	(39)	(39)	(14)	(37)
Sustaining capital expenditures (9)	(117)	(55)	(232)	(141)
KMP declared distribution on its limited partner units owned by the public (10)	(408)	(345)	(1,155)	(1,007)
EPB declared distribution on its limited partner units owned by the public (11)	(72)	—	(137)	—
Other (12)	57	(6)	90	6

Cash available to pay dividends (13)	$362	$188	$972	$623

Notes

(1)	Consists of the corresponding line items in the preceding Preliminary Unaudited Consolidated Statement of Income.
(2)
On May 25, 2012, we began recognizing income from our investment in EPB, and we received in the third quarter the full distribution for the second quarter as we were the holder of record as of July 31, 2012.

(3)	Consists of the following:	Three Months Ended September 30,		Nine Months Ended September 30,
		2012	2011	2012	2011
	Depreciation, depletion and amortization from continuing operations	$403	$282	$1,010	$790
	Depreciation, depletion and amortization from discontinued operations	$—	$6	$7	$18
(4)	Consists of the following:
	Income from equity investments from continuing operations	$(101)	$(50)	$(238)	$(156)
	Income from equity investments from discontinued operations	$(22)	$(21)	$(64)	$(59)
(5)
Consists of items such as hedge ineffectiveness, legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset disposition expenses. Three months 2011 includes $167 million non-cash loss on remeasurement of KMP’s previously held equity interest in KinderHawk to fair value and $69 million related to rate case and other litigation matters in KMP’s products pipelines on the West Coast. Nine months 2011 includes (i) $167 million non-cash loss on KMP’s previously held equity interest in KinderHawk discussed above, (ii) $234 million increase to KMP’s legal reserve attributable to rate case and other litigation involving KMP’s products pipelines on the West Coast and (iii) KMP’s portion ($87 million) of a $100 million special bonus expense for non-senior employees, which KMP is required to recognize in accordance with U.S. generally accepted accounting principles. However, KMP has no obligation, nor did it pay any amounts in respect to such bonuses. The cost of the $100 million special bonus to non-senior employees was not borne by our Class P shareholders. In May of 2011 we paid for the $100 million of special bonuses, which included the amounts allocated to KMP, using $64 million (after-tax) in available earnings and profits reserved for this purpose and not paid in dividends to our Class A shareholders. KMP adds back these certain items in its calculation of distributable cash flow used to determine its distribution. For more information, see KMP’s 3rd Quarter 2012 Earnings Release filed on Form 8-K with the SEC on October 17, 2012.

(6)
Includes pre-tax expenses associated with the EP acquisition and EPE sale. The three months ended September 30, 2012 include (i) $94 million of expense for capitalized financing fees that were written-off in the third quarter upon the $360 million payoff and termination of the Bridge loan and a $2.3 billion paydown on the Term loan and (ii) $38 million benefit associated with pension income and legal recoveries. The nine months ended September 30, 2012 include (i) $157 million in employee severance, retention and bonus costs, (ii) $87 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules, (iii) $37 million in advisory fees, (iv) $94 million write-off of capitalized financing fees described above, and (v) $96 million for legal fees and reserves.

(7)	Amounts primarily represent legacy marketing contracts and associated interest.
(8)	Due to an increase in our effective income tax rate as a result of the EP acquisition.
(9)	We define sustaining capital expenditures as capital expenditures that do not expand the capacity of an asset.
(10)
Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. We do not have access to that cash.

(11)	Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us.
(12)
Consists of items such as timing and other differences between earnings and cash, KMP’s and EPB's cash flow in excess of their distributions, non-cash purchase accounting adjustments related to the EP acquisition and going private transaction primarily associated with non-cash amortization of debt fair value adjustments, and in the nine months of 2011 KMP’s crude hedges, and KMI certain items, which includes for the first nine months of 2011, our portion ($13 million) of the special bonus as described in footnote (5) above.

(13)	2011 KMP distributions to us have been presented on a declared basis and NGPL amounts have been presented on a cash available basis to be consistent with the current year presentation.

Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets (1)
(Unaudited)
(In millions)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents - KMI	$175	$2
Cash and cash equivalents - KMP	532	409
Cash and cash equivalents - EPB	68	—
Other current assets	4,347	1,252
Property, plant and equipment, net - KMI	5,601	2,330
Property, plant and equipment, net - KMP	19,326	15,596
Property, plant and equipment, net - EPB	5,954	—
Investments	6,135	3,744
Goodwill - KMI	18,997	3,637
Goodwill - KMP	4,605	1,437
Goodwill - EPB	22	—
Deferred charges and other assets	4,382	2,310
TOTAL ASSETS	$70,144	$30,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Short-term debt:
KMI	$1,159	$1,261
KMP	2,697	1,638
EPB	93	—
Other current liabilities	2,911	1,630
Long-term debt:
KMI	10,213	1,978
KMP	15,217	11,184
EPB	4,250	—
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments (2)	2,695	1,094
Deferred income taxes	4,012	2,199
Other long-term liabilities	2,900	1,065
Total liabilities	46,247	22,149
Shareholders’ Equity
Accumulated other comprehensive loss	(60)	(115)
Other shareholders’ equity	14,202	3,436
Total KMI equity	14,142	3,321
Noncontrolling interests	9,755	5,247
Total shareholders’ equity	23,897	8,568
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$70,144	$30,717

Debt, net of cash
KMI (3)	$11,197	$3,237
KMP	17,382	12,413
EPB	4,275	—
Total Consolidated Debt	$32,854	$15,650

Notes:

(1)	Includes the May 25, 2012 acquisition of EP, and its consolidated subsidiaries.

(2)
Amounts include the fair value of interest rate swaps, debt discounts and premiums, and as of September 30, 2012, purchase price allocation adjustments to record EP's debt, including EPB debt, at its May 25, 2012 fair value.

(3)	Amounts exclude Preferred interest in general partner of KMP.